Exhibit 99.1

POTBELLY CORPORATION APPOINTS NEW CHIEF FINANCIAL OFFICER AND

ANNOUNCES PROMOTION IN OPERATIONAL LEADERSHIP

Chicago, IL December 3, 2018 – Potbelly Corporation (NASDAQ: PBPB) today announced that Thomas J. Fitzgerald will be joining the Potbelly executive team as Senior Vice President, Chief Financial Officer, effective immediately. Mr. Fitzgerald will lead the Company’s financial functions, including financial planning and analysis, accounting and financial reporting, tax, treasury, investor relations and enterprise procurement.

Alan Johnson, President and Chief Executive Officer of Potbelly, said, “We are delighted to welcome Tom to the Potbelly team. He brings extensive financial planning and operations experience across a number of leading multi-unit consumer retail companies, and has a proven track record of transformational leadership, with particularly relevant experience leading turnaround strategy development and execution. Tom will bring great value to Potbelly and play a key role in shaping and implementing our strategic initiatives, as we continue to work to reposition the Company for sustainable profitable growth over the long term and to maximize shareholder value.”

Mr. Fitzgerald assumes his new role with over 30 years of experience in a number of executive roles across a variety of leading multi-unit consumer-facing companies. Most recently, Mr. Fitzgerald served as President and CFO at Charming Charlie, where he had previously served as CAO and CFO. Prior to his roles at Charming Charlie, Mr. Fitzgerald was CAO of Sears Canada, held several leadership positions at Liz Claiborne, Inc., was CFO at Burlington Coat Factory, was COO of Bath & Body Works, and spent the first 16 years of his career at PepsiCo, where he held various leadership roles in finance and planning. Mr. Fitzgerald completed his undergraduate work at the University of Florida, and earned an MBA from the Indiana University School of Business.

In addition, Julie Younglove-Webb has been promoted to Chief Restaurant Operations Officer. In this position, she will continue to lead Potbelly’s day-to-day restaurant operations, as she has successfully done for the past three years, and will also assume leadership for training and the off-premise business. Ms. Younglove-Webb currently serves as Senior Vice President, Operations, a role she has held since 2015. Ms. Younglove-Webb has worked for Potbelly since 2008, first learning operations as a General Manager and then as a District Manager before assuming various operations roles and being promoted to Central Zone Manager overseeing 220 shops in 2010. Prior to Potbelly, Julie served as Senior Vice President, Customer Experience, and before that served as Vice President, Marketing at Kmart. She began her career with IBM in 1997 in Retail Planning and Forecasting Technology and worked with several large retailers prior to joining Kmart. Julie completed her undergraduate work at the University of Michigan, and received an MBA from Wayne State University.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country – with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate more than 50 shops domestically, in the Middle East, Canada and India. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950